Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements

On November 24, 2015, Stamps.com Inc. ("SDC") filed a Current Report on Form 8-K to report that on November 18, 2015, Stamps.com Inc completed the acquisition of PSI Systems, Inc. ("Endicia") from Newell Rubbermaid Inc. (“Parent”). The following unaudited pro forma condensed combined balance sheet combines balance sheet data for SDC and Endicia as of September 30, 2015 as if the acquisition had been completed on September 30, 2015. The following unaudited pro forma condensed combined statements of operations combines the statement of operations data for SDC and Endicia for the nine months ended September 30, 2015 and the year ended December 31, 2014 as if the acquisition had been completed on January 1, 2014. The unaudited pro forma condensed combined balance sheet and statements of operations data include results of SDC’s subsidiaries Auctane LLC and Interapptive Inc., which were acquired on June 14, 2014 and August 29, 2014, respectively, from the dates of their respective acquisitions.  The pro forma financial information is based upon the historical consolidated financial statements of SDC and Endicia and the assumptions, estimates, and adjustments are described in the notes to the unaudited pro forma condensed combined financial statements.  The assumption, estimates, and adjustments are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements include adjustments that have been made to reflect the preliminary purchase price allocations. The preliminary allocations represent estimates made for purpose of these pro forma financial statements and are subject to change upon a final determination of fair value.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated results of operations of SDC that would have been reported had the acquisition occurred on the dates indicated, nor do they represent a forecast of the consolidated results of operations of SDC for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed combined statements of operations for potential synergistic benefits or cost savings that may be realized through the combination of SDC and Endicia or costs that may be incurred in integrating SDC and Endicia. The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited consolidated financial statements and related notes, together with management’s discussion and analysis of financial condition and results of operations, contained in SDC’s Annual Report on Form 10-K for the period ended December 31, 2014 and Quarterly Report on Form 10-Q for the period ended September 30, 2015, which are on file with the SEC, and the audited financial statements of Endicia included in this Form 8-K/A.

STAMPS.COM INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2015
(In thousands)

	SDC (Historical)	Endicia (Historical)	Pro forma Adjustments		Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$89,559	$7,955	$(54,751)	A,B	$42,763
Short-term investments	9,617	—	—		9,617
Accounts receivable, net	15,295	4,764	5,341	B	25,400
Deferred income taxes	2,143	538	(538)	C	2,143
Other current assets	7,630	1,340	(275)	B	8,695
Total current assets	124,244	14,597	(50,223)		88,618
Property and equipment, net	29,251	3,192	123	B	32,566
Goodwill	66,893	—	64,781	A	131,674
Intangible assets, net	17,229	1,735	138,265	A	157,229
Long-term investments	3,060	—	—		3,060
Deferred income taxes	53,140	—	—		53,140
Other assets	8,766	—	—		8,766
Total assets	$302,583	$19,524	$152,946		$475,053

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued
expenses	$29,132	$6,961	$1,486	B	$37,579
Deferred revenue	2,326	874	184	B	3,384
Debt, short-term	—	—	4,125	A	4,125
Contingent consideration	42,512	—	—		42,512
Total current liabilities	73,970	7,835	5,795		87,600
Accrued lease liabilities, long term	—	323	22	B	345
Deferred income taxes, long term	—	117	(117)	C	—
Debt, long-term, net of debt issue costs	—	—	158,495	A	158,495
Total liabilities	73,970	8,275	164,195		246,440
Commitments and contingencies
Stockholders’ equity:
Common stock	52	—	—		52
Additional paid-in capital	705,798	—	—		705,798
Treasury stock	(172,410)	—	—		(172,410)
Accumulated deficit	(304,873)	—	—		(304,873)
Parent’s equity	—	11,249	(11,249)	A	—
Accumulated other comprehensive income	46	—	—		46
Total stockholders’ equity	228,613	9,115	(9,115)		228,613
Total liabilities and stockholders’ equity	$302,583	$19,524	$152,946		$475,053

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial information.

STAMPS.COM INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2015
(In thousands, except per share data)

	SDC (Historical)	Endicia (Historical)	Pro forma Adjustments		Pro forma Combined

Revenue	$144,081	$48,194	$(154)	D	$192,121
Cost of revenue (exclusive of amortization of intangible assets, which is included in general and administrative expense)	30,752	10,972	(25)	D	41,699
Gross profit	113,329	37,222	(129)		150,422
Operating expenses:
Sales and marketing	37,898	19,472	(129)	D	57,241
Research and development	13,720	7,009	—		20,729
General and administrative	30,004	7,192	11,102	F,G	48,298
Contingent consideration charge	26,027	—	—		26,027
Litigation settlement	10,000	—	—		10,000
Total operating expenses	117,649	33,673	10,973		162,295
Income from operations	(4,320)	3,549	(11,102)		(11,873)

Interest and other income, net	103	—	(31)	H	72
Interest and other expense, net	—	(77)	(2,525)	I	(2,602)
Income before income taxes	(4,217)	3,472	(13,658)		(14,403)
Income tax expense (benefit)	(90)	1,677	(6,146)	C	(4,559)
Net income (loss)	$(4,127)	$1,795	$(7,512)		$(9,844)
Net loss per share
Basic	$(0.25)	$—	$—		$(0.60)
Diluted	$(0.25)	$—	$—		$(0.60)
Weighted average shares outstanding
Basic	16,367	—	—		16,367
Diluted	16,367 (1)	—	—		16,367 (1)

(1) Common equivalent shares are excluded from the diluted (loss) earnings per share calculation as their effect is anti-dilutive

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial information.

STAMPS.COM INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2014
(In thousands, except per share data)

	SDC (Historical)	Endicia (Historical)	Pro forma Adjustments		Pro forma Combined

Revenue	$147,269	$58,513	$(1,153)	D,E	$204,629
Cost of revenue (exclusive of amortization of intangible assets, which is included in general and administrative expense)	32,906	13,477	(38)	D	46,345
Gross profit	114,363	45,036	(1,115)		158,284
Operating expenses:
Sales and marketing	43,659	22,959	(115)	D	66,503
Research and development	13,309	8,306	—		21,615
General and administrative	25,147	7,715	18,975	E, F,G	51,837
Contingent consideration charge	8,438	—	—		8,438
Total operating expenses	90,553	38,980	18,860		148,393
Income from operations	23,810	6,056	(19,975)		9,891

Interest and other income, net	375	—	(42)	H	333
Interest and other expense, net	—	(93)	(3,453)	I	(3,546)
Income before income taxes	24,185	5,963	(23,470)		6,678
Income tax expense (benefit)	(12,697)	2,862	(10,562)	C	(20,397)
Net income	$36,882	$3,101	$(12,908)		$(27,075)
Net income per share
Basic	$2.30	$—	$—		$1.69
Diluted	$2.25	$—	$—		$1.65
Weighted average shares outstanding
Basic	16,011	—	—		16,011
Diluted	16,417	—	—		16,417

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial information.

STAMPS.COM INC.
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

Description of the Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on SDC’s and Endicia’s historical financial information, giving effect to the acquisition and related adjustments described in these notes. SDC prepares its consolidated financial statements in accordance with US generally accepted accounting principles (“U.S. GAAP”). Certain note disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by the Securities and Exchange Commission rules and regulations.

On November 18, 2015, SDC acquired 100% of the issued and outstanding shares of common stock of Endicia from a wholly-owned indirect subsidiary of Newell Rubbermaid, Inc. (“Newell”) in a cash transaction.  Endicia, based in Mountain View, California, is the leading provider of high volume shipping technologies and solutions for use with the U.S. Postal Service and other postal partners. It offers solutions that help businesses run their shipping operations more smoothly and function more successfully. Endicia also provides seamless access to USPS shipping services through integration with more than 250 partner applications.

We have accounted for the acquisition under the acquisition method of accounting in accordance with the provisions of FASB ASC Topic No. 805 Business Combinations (ASC 805). The total purchase price for Endicia, net of cash assumed, was approximately $215 million. We funded the acquisition cost, including customary purchase adjustments, such as adjustments to net working capital as of the acquisition date, and the related closing costs, with approximately $165 million in bank debt from a group of leading US banks and the remainder from our existing cash and investments.

Under the acquisition method of accounting under ASC 805, the total estimated purchase price of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values. We have made significant estimates and assumptions in determining the preliminary allocation of the purchase price. The preliminary allocation of purchase consideration is subject to change based on further review of the fair value of the assets acquired and liabilities assumed. The following table is the estimated allocation of the purchase price (in thousands, except years):

	Fair Value	Weighted Average Estimated Useful Life (In Years)
Cash and cash equivalents	$5,584
Trade accounts receivable	10,105
Other assets	1,065
Property and equipment	3,315
Goodwill	64,781
Total identifiable intangible assets	140,000	7
Accrued expenses and other liabilities	(8,792)
Deferred revenue	(1,058)
Total purchase price	$215,000

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined balance sheet statements of operations. The final purchase price allocation will be determined when SDC has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include changes in allocations to intangible assets such as intellectual property and customer relationships as well as goodwill and other changes to assets and liabilities.  Goodwill represents the excess of the fair value of consideration given over the fair value of the tangible assets, identifiable intangible assets and liabilities assumed in a business combination and the potential synergy of combining the operations of Stamps.com and Endicia.  We expect the entire amount of goodwill recorded in this acquisition will be deducted for tax purposes ratably over a 15 year period.  The identified intangible assets consist of intellectual property, developed technology, and customer relationships.  The estimated fair values of the intangible assets were determined using methodologies such as “Relief from Royalty” and “Excess Earnings.”  Intangible assets will be assumed to be amortized on a straight-line basis over their estimated useful lives.  We expect the amortization of acquired intangibles will be approximately $5 million per quarter for the remaining estimated useful lives.

Pro Forma Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the acquisition of Endicia. The historical financial statements have been adjusted in the unaudited pro forma combined financial information to give effect to the pro forma events that are directly attributable to the acquisition, factually supportable and expect to have a continuing impact on the combined results of SDC and Endicia. Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for potential synergistic benefits or cost savings that may be realized through the combination of SDC and Endicia or costs that may be incurred in integrating SDC and Endicia.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet and statements of operations are as follows:

(A)	The purchase price of Endicia was $215 million in cash. The allocation of the purchase price and the purchase price accounting is based upon preliminary estimates of the assets and liabilities acquired on November 18, 2015 in accordance with the provisions of ASC 805.

The purchase price paid for the acquisition is as follows (in thousands):

Cash paid, net of cash acquired	$50,510
Short term debt	4,125
Long term debt	160,365
Total purchase price	$215,000

Long-term debt is presented net of debt issue costs of $1,870 on the September 30, 2015 pro forma condensed combined balance sheet.

The allocation of the purchase price is estimated as follows (in thousands):

Fair Value
Total working capital	$6,904
Property and equipment	3,315
Goodwill	64,781
Total identifiable intangible assets	140,000
Total purchase price	$215,000

(B)	The following table reflects the working capital adjustments based on the purchase price allocation as of the acquisition date as shown in Description of the Transaction and Basis of Presentation note (in thousands).

	Endicia Historical	Net Adjustment	Preliminary Value
Cash and cash equivalents	$7,955	$(2,371)	$5,584
Accounts receivable	2,629	7,476	-10,105
Other current assets	1,340	(275)	1,065
Property and equipment	3,192	123	3,315
Accrued expenses and other liabilities	6,960	1,487	8,447
Deferred revenue	874	184	1,058
Accrued lease liabilities	323	22	345

(C)	Adjustments to remove Endicia’s deferred income tax assets and liabilities and to reflect the income tax effect of the pro forma adjustments based on the estimated blended federal and state statutory tax rate of 45%.

(D)	Adjustments to eliminate SDC revenue recognized from Endicia and the related sales and marketing expense of Endicia of approximately $129,000 and $115,000 during the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, and to eliminate Endicia revenue recognized from SDC and related cost of revenue of SDC of approximately $25,000 and $38,000 during the nine months ended September 30, 2015 and year ended December 31, 2014, respectively.

(E)	Adjustment to eliminate legal settlement income of approximately $1 million that was recorded by Endicia and legal settlement expense of $1 million that was recorded by SDC in the fourth quarter of 2014.

(F)	Adjustment to record pro forma amortization expense of purchased intangible assets from the beginning of the period presented over their estimated useful life (in thousands except years):

		Weighted	Pro Forma Amortization Expense
	Fair Value	Average Estimated Useful Life (years)	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Total identifiable intangible assets	$140,000	7	$15,000	$20,000

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts SDC will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $2 million, assuming an overall weighted-average useful life of 7 years.

(G)
Adjustment to eliminate the acquisition and integration related corporate development and legal expenses of approximately $3.9 million and $25,000 that was recorded by SDC for the nine months ended September 30, 2015 and year ended December 31,  2014, respectively in general and administrative expense.

(H)	Adjustment to eliminate interest income of approximately $30,000 and $40,000 for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, from SDC’s statements of operations for cash used in the acquisition and not available for investment during the period.

(I)	Adjustment to reflect loan interest expense and amortization of debt issue costs of approximately $2.5 million and $3.5 million for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, from SDC’s statements of operations at an annual rate of 1.87%. A change in the interest rate of 0.125% would cause a corresponding increase or decrease of approximately $207,000 in annual interest expense.